SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 5)

Under the Securities Exchange Act of 1934

Seaspan Corporation

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

Y75638109

(CUSIP Number)

Paul Rivett

President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

December 17, 2018

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 64,139,560

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 64,139,560

11	Aggregate Amount Beneficially Owned by Each Reporting Person 64,139,560

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 36.3%

14	Type of Reporting Person IN

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE ONE ONE ZERO NINE HOLDCO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 64,139,560

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 64,139,560

11	Aggregate Amount Beneficially Owned by Each Reporting Person 64,139,560

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 36.3%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 63,461,539

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 63,461,539

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,461,539

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 35.9%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 63,461,539

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 63,461,539

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,461,539

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 35.9%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 39,009,348

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 39,009,348

11	Aggregate Amount Beneficially Owned by Each Reporting Person 39,009,348

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 22.1%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 17,300,370

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 17,300,370

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,300,370

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 17,300,370

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 17,300,370

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,300,370

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY THREE FOUNDATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 231,922

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 231,922

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HAMBLIN WATSA INVESTMENT COUNSEL LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 12,500,000

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 12,500,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,500,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.1%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 14,337,725

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 14,337,725

11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,337,725

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 8.1%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 7,370,518

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 7,370,518

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,370,518

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.2%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY GROUP HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 7,370,518

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 7,370,518

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,370,518

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.2%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 7,370,518

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 7,370,518

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,370,518

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.2%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. UNLIMITED LIABILITY COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 11,952,191

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 11,952,191

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,952,191

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS (SWITZERLAND) GMBH

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization SWITZERLAND

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 11,952,191

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 11,952,191

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,952,191

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, GMBH

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization SWITZERLAND

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 11,952,191

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 11,952,191

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,952,191

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 11,952,191

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 11,952,191

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,952,191

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 11,952,191

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 11,952,191

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,952,191

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.8%

14	Type of Reporting Person IC

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,976,096

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,976,096

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,976,096

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,976,096

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,976,096

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,976,096

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW HAMPSHIRE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 5,976,096

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 5,976,096

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,976,096

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person IC

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW UNDERWRITERS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,490,040

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,490,040

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,490,040

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,490,040

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,490,040

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,490,040

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person IC

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,494,024

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,494,024

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,494,024

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,494,024

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,494,024

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,494,024

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person IC

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 796,813

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 796,813

11	Aggregate Amount Beneficially Owned by Each Reporting Person 796,813

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 796,813

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 796,813

11	Aggregate Amount Beneficially Owned by Each Reporting Person 796,813

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person IC

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,294,821

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,294,821

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,294,821

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE (UK) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 1,294,821

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 1,294,821

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,294,821

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 6,076,432

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 6,076,432

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,076,432

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 6,076,432

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 6,076,432

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,076,432

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 3,493,900

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 3,493,900

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,493,900

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT UW LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 2,582,532

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 2,582,532

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,582,532

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person CO

CUSIP No. Y75638109		13D

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,676,370

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 4,676,370

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,676,370

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.6%

14	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 5 to Schedule 13D (this “Amendment No. 5”) amends the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on February 26, 2018 by V. Prem Watsa, The One One Zero Nine Holdco Limited, The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, Northbridge Financial Corporation, Northbridge General Insurance Corporation, 1102952 B.C. Unlimited Liability Company, Fairfax Financial Holdings (Switzerland) GmbH, Allied World Assurance Company Holdings, GmbH, Allied World Assurance Company Holdings, Ltd and Allied World Assurance Company, Ltd, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on April 12, 2018, Amendment No. 2 to Schedule 13D filed with the SEC on June 1, 2018, Amendment No. 3 to Schedule 13D filed with the SEC on July 17, 2018 and Amendment No. 4 to the Schedule 13D filed with the SEC on July 27, 2018 (the “Original Schedule 13D”, and, together with this Amendment No. 5, the “Schedule 13D”).

This Amendment No. 5 is filed in connection Fairfax Financial Holdings Limited transferring a portion of its holdings of Common Shares of Seaspan Corporation among certain of its affiliates.

The following amendments to Items 2, 5 and 7 of the Original Schedule 13D are hereby made:

Item 2.                                                         Identity and Background.

Item 2 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.              V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.              The One One Zero Nine Holdco Limited (“Holdco”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa. The principal business of Holdco is as an investment holding company. The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.              The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. The principal business of Sixty Two is as an investment holding company. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L2;

4.              Fairfax Financial Holdings Limited (“Fairfax” and, together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Fairfax is a holding company. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.              FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a holding company. The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.              Fairfax (Barbados) International Corp. (“Fairfax Barbados”), a corporation incorporated under the laws of Barbados, is an investment holding company. The principal business address and principal office of Fairfax Barbados is #12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

7.              Wentworth Insurance Company Ltd. (“Wentworth”), a corporation incorporated under the laws of Barbados, is a reinsurance company. The principal business address and principal office of Wentworth is #12 Pine Commercial, The Pine, St. Michael, BB11103, Barbados;

8.              The Sixty Three Foundation (“Sixty Three”), a non-profit corporation incorporated under the laws of Canada, is a registered charity. The principal business address and principal office of Sixty Three is 95 Wellington Street West, Suite 800, Toronto, ON M5J 2N7;

9.              Hamblin Watsa Investment Counsel Ltd. (“HWIC”), a corporation incorporated under the laws of Canada, is an investment counsel. The principal business address and principal office of HWIC is 95 Wellington Street West, Suite 802, Toronto, ON M5J 2N7;

10.       Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

11.       Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, 19801;

12.       Odyssey Group Holdings, Inc. (formerly Odyssey Re Holdings Corp.) (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut 06902;

13.       Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a reinsurance company. The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

14.       1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a holding company. The principal business address and principal office address of 1102952 is 1600-925 West Georgia Street, Vancouver, British Columbia, V6C 3L2;

15.       Fairfax Financial Holdings (Switzerland) GmbH (“FFHS”), a corporation incorporated under the laws of Switzerland, is a holding company. The principal business address and principal office address of FFHS is Gubelstrasse 24, 6300, Zug, Switzerland;

16.       Allied World Assurance Company Holdings, GmbH (“Allied Holdings GmbH”), a limited liability company incorporated under the laws of Switzerland, is a holding company. The principal business address and principal office address of Allied Holdings GmbH is Park Tower, 15th Floor, Gubelstrasse 24, 6300, Zug, Switzerland;

17.       Allied World Assurance Company Holdings, Ltd (“Allied Holdings Ltd”), a corporation incorporated under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Holdings Ltd is 27 Richmond Road, Pembroke HM 08, Bermuda;

18.       Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is an insurance company. The principal business address and principal office address of Allied Assurance is 27 Richmond Road, Pembroke HM 08, Bermuda;

19.       Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a holding company. The principal business address and principal office address of Allied Ireland is 27 Richmond Road, Pembroke HM 08, Bermuda;

20.       Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, 19801;

21.       Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is an insurance company. The principal business address and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, 03301;

22.       AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is an insurance agency. The principal business address and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, 19808;

23.       Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is an insurance company. The principal business address and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, 19808;

24.       Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

25.       United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is an insurance company. The principal business address and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, 19801;

26.       Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a holding company. The principal business address and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

27.       Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a workers’ compensation insurance company. The principal business address and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

28.       RiverStone Holdings Limited (“RiverStone Holdings”), a company incorporated under the laws of the United Kingdom, is a holding company. The principal business address and principal office address of RiverStone Holdings is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

29.       RiverStone Insurance (UK) Limited (“RiverStone”), a company incorporated under the laws of the United Kingdom, is an insurance and reinsurance company. The principal business address and principal office address of RiverStone is 161-163 Preston Road, Brighton, East Sussex, BN1 6AU, England;

30.       Brit Limited (“Brit”), a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom;

31.       Brit Insurance Holdings Limited (“Brit Insurance”) a company incorporated under the laws of England and Wales, is a holding company. The principal business address and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB, United Kingdom;

32.       Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda, is a reinsurance company. The principal business address and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda;

33.       Brit UW Limited (“Brit UW”), a corporation incorporated under the laws of England and Wales, is a Lloyd’s Corporate Member. The principal business address and principal office address of Brit UW is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom; and

34.       TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a property/casualty insurance company. The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, Holdco, Sixty Two, Fairfax, FFHL, Fairfax Barbados, Wentworth, Sixty Three, HWIC, Fairfax US, Odyssey, Odyssey Group, Odyssey Reinsurance, 1102952, FFHS, Allied Holdings GmbH, Allied Holdings Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Crum & Forster, US Fire, ZNIC, Zenith, RiverStone Holdings, RiverStone, Brit, Brit Insurance, Brit Reinsurance, Brit UW or TIG that it is the beneficial owner of the Common Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF and GG as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Common Shares.

During the last five years, none of the Reporting Persons, and to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 5.                                                         Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)         “Based on the most recent information available, the aggregate number and percentage of Common Shares (the securities identified pursuant to Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(b)         Except as described below, the numbers of Common Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

To the best knowledge of the Reporting Persons, the following persons beneficially own the following amounts of Common Shares and have sole voting power and sole dispositive power with respect to such Common Shares:

Mark Bannister	783

Lawrence Chin	14,667

(c)          Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF and GG beneficially owns, or has acquired or disposed of, any Common Shares during the last 60 days.

(d)         No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)          Not applicable.”

Item 7.                                                         Material to Be Filed as Exhibits.

Item 7 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following exhibits:

“Ex. 1.1:                                                Members of filing group

Ex. 2.1:                                                      Joint filing agreement dated as of December 21, 2018 among V. Prem Watsa, The One One Zero Nine Holdco Limited, The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., The Sixty Three Foundation, Hamblin Watsa Investment Counsel Ltd., Fairfax (US) Inc., Odyssey US Holdings Inc, Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, 1102952 B.C. Unlimited Liability Company, Fairfax Financial Holdings (Switzerland) GmbH, Allied World Assurance Company Holdings, GmbH, Allied World Assurance Company Holdings, Ltd, Allied World

Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, Brit Limited, Brit Insurance Holdings Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited and TIG Insurance Company”

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	The One One Zero Nine Holdco Limited

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	FFHL Group Ltd.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Fairfax (Barbados) International Corp.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Wentworth Insurance Company Ltd.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	The Sixty Three Foundation

	By:	/s/ V. Prem Watsa
	Name:	V. Prem Watsa
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Hamblin Watsa Investment Counsel Ltd.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Managing Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Fairfax (US) Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Odyssey US Holdings Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Odyssey Group Holdings, Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Odyssey Reinsurance Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	1102952 B.C. Unlimited Liability Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Fairfax Financial Holdings (Switzerland) GmbH

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Allied World Assurance Company Holdings, GmbH

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Allied World Assurance Company, Ltd

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Allied World Insurance Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	AW Underwriters Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Allied World Specialty Insurance Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Crum & Forster Holdings Corp.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	United States Fire Insurance Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Zenith National Insurance Corp.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Zenith Insurance Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	RiverStone Holdings Limited

	By:	/s/ Nicholas C. Bentley
	Name:	Nicholas C. Bentley
	Title:	Chairman of the Board and Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	RiverStone Insurance (UK) Limited

	By:	/s/ Nicholas C. Bentley
	Name:	Nicholas C. Bentley
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Brit Limited

	By:	/s/ Matthew Wilson
	Name:	Matthew Wilson
	Title:	Group Chief Executive Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Brit Insurance Holdings Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Karl Grieves
	Name:	Karl Grieves
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	Brit UW Limited

	By:	/s/ Stuart Dawes
	Name:	Stuart Dawes
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2018	TIG Insurance Company

	By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description

A	Directors and Executive Officers of The One One Zero Nine Holdco Limited

B	Directors and Executive Officers of The Sixty Two Investment Company Limited

C	Directors and Executive Officers of Fairfax Financial Holdings Limited

D	Directors and Executive Officers of FFHL Group Ltd.

E	Directors and Executive Officers of Fairfax (Barbados) International Corp.

F	Directors and Executive Officers of Wentworth Insurance Company Ltd.

G	Directors and Executive Officers of The Sixty Three Foundation

H	Directors and Executive Officers of Hamblin Watsa Investment Counsel Ltd.

I	Directors and Executive Officers of Fairfax (US) Inc.

J	Directors and Executive Officers of Odyssey US Holdings Inc.

K	Directors and Executive Officers of Odyssey Group Holdings, Inc.

L	Directors and Executive Officers of Odyssey Reinsurance Company

M	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company

N	Directors and Executive Officers of Fairfax Financial Holdings (Switzerland) GmbH

O	Directors and Executive Officers of Allied World Assurance Company Holdings, GmbH

P	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd

Q	Directors and Executive Officers of Allied World Assurance Company, Ltd

R	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd

S	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.

Annex	Description

T	Directors and Executive Officers of Allied World Insurance Company

U	Directors and Executive Officers of AW Underwriters Inc.

V	Directors and Executive Officers of Allied World Specialty Insurance Company

W	Directors and Executive Officers of Crum & Forster Holdings Corp.

X	Directors and Executive Officers of United States Fire Insurance Company

Y	Directors and Executive Officers of Zenith National Insurance Corp.

Z	Directors and Executive Officers of Zenith Insurance Company

AA	Directors and Executive Officers of RiverStone Holdings Limited

BB	Directors and Executive Officers of RiverStone Insurance (UK) Limited

CC	Directors and Executive Officers of Brit Limited

DD	Directors and Executive Officers of Brit Insurance Holdings Limited

EE	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited

FF	Directors and Executive Officers of Brit UW Limited

GG	Directors and Executive Officers of TIG Insurance Company

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE ONE ONE ZERO NINE HOLDCO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The One One Zero Nine Holdco Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Alan D. Horn (Director)	President and Chief Executive Officer, Rogers Telecommunications Limited 333 Bloor Street East Toronto, Ontario, M4W 1G9	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and CEO and Principal, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

John R. V. Palmer (Director)	Chairman, Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, ON M5E 1J1	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Benjamin P. Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

Christine N. McLean (Director)	Director of Research, Sprucegrove Investment Management 181 University Ave, Suite 1300 Toronto, Ontario M5H 3M7	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (President)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President)	Vice President Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	British

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President, International Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

Paula Alleyne (Senior Manager, Treasury & Financial Reporting)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Sammy S.Y. Chan (Vice President)	Fairfax Asia Limited 41/F Hopewell Centre 183 Queen’s Road East Room 411, Wanchai Hong Kong	Canada

Niall Tully (Vice President and Chief Financial Officer)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

Paul Mulvin (Vice President)	ffh Management Services First Floor 25-28 Adelaide Road Dublin 2 Ireland	Ireland

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF THE SIXTY THREE FOUNDATION

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Three Foundation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric Salsberg (Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Ronald Schokking (Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF HAMBLIN WATSA INVESTMENT COUNSEL LTD.

The following table sets forth certain information with respect to the directors and executive officers of Hamblin Watsa Investment Counsel Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Vice President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7	Canada

Roger Lace (Director and Chairman)	Director and Chairman, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Vice President and Managing Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Blake (Vice President, Equity Trading)	Vice President, Equity Trading, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802 Toronto, Ontario M5J 2N7	Canada

David Bonham (Treasurer and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

F. Brian Bradstreet (Managing Director, Fixed Income)	Managing Director, Fixed Income, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802 Toronto, Ontario M5J 2N7	Canada

Wade Burton (President and Chief Investment Officer)	President and Chief Investment Officer, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802 Toronto, Ontario M5J 2N7	Canada

Lawrence Chin (Vice President and Chief Operating Officer)	Vice President and Chief Operating Officer, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Furlan (Vice President and Chief Research Officer)	Vice President and Chief Research Officer, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Paul Ianni (Vice President)	Vice President, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Ian Kelly (Managing Director, European Investments)	Managing Director, European Investments, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802 Toronto, Ontario M5J 2N7	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Enza LaSelva (Vice President, Fixed Income Trading)	Vice President, Fixed Income Trading, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Nick Lim (Vice President)	Vice President, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Jamie Lowry (Managing Director, European Investments)	Managing Director, European Investments, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802 Toronto, Ontario M5J 2N7	United Kingdom

Quinn McLean (Managing Director, Middle East and Africa)	Managing Director, Middle East and Africa Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Sam Mitchell (Managing Director)	Managing Director, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	United States

Chandran Ratnaswami (Managing Director, International Equities)	Managing Director, International Equities, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Yi Sang (Managing Director, Asia)	Managing Director, Asia, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Kleven Sava (Vice President, Fixed Income Trading)	Vice President, Fixed Income Trading, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Jeff Ware (Managing Director, Latin America)	Managing Director, Latin America, Hamblin Watsa Investment Counsel Ltd. 95 Wellington Street West, Suite 802, Toronto, Ontario M5J 2N7	Canada

Sherry Wilcox (Vice President and Chief Compliance Officer)	Senior Legal Counsel, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Eric P. Salsberg (Chairman, Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Assistant Secretary)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (President, Chief Executive Officer, Secretary and Director)	President, Chief Executive Officer, Secretary and Director Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Sonja Lundy (Vice President, Treasurer and Director)	Vice President, Treasurer and Director Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Peter H. Lovell (Senior Vice President, General Counsel and Corporate Secretary)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman, President and Chief Executive Officer)	Chairman, President and Chief Executive Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Isabelle Dubots-Lafitte (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited Corn Exchange, 55 Mark Lane, London EC3R 7NE England	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF
1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS (SWITZERLAND) GMBH

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings (Switzerland) GmbH.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Chairman of the Board of Managing Officers and President & Chief Executive Officer)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

John Bender (Managing Officer)	Managing Officer and CEO, Global Reinsurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Managing Officer)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Managing Officer)	Managing Officer and CEO, Global Insurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jean Cloutier (Managing Officer)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, GMBH

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, GmbH.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Chairman of the Board of Managing Officers and President & Chief Executive Officer)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

John Bender (Managing Officer and CEO, Global Reinsurance)	Managing Officer and CEO, Global Reinsurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Managing Officer and CEO, Global Legal & Strategy)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Managing Officer and CEO, Global Insurance)	Managing Officer and CEO, Global Insurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Jean Cloutier (Managing Officer)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Gelinne (SVP, Chief Actuary)	SVP, Chief Actuary Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Director)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

Wesley Dupont (Director)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and President, North American Property & Bermuda Branch Manager)	Director and President, North American Property & Bermuda Branch Manager Allied World Assurance Company Holdings, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Director)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

Wesley Dupont (Director)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and President, North American Property & Bermuda Branch Manager)	Director and President, North American Property & Bermuda Branch Manager Allied World Assurance Company Holdings, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Wesley Dupont (Director)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Jim O’Mahoney (Director)	Retired	Ireland

Sean Hehir (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President, Allied World Assurance Holdings (Ireland) Ltd. 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Director)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

John Bender (Director)	Managing Officer and CEO, Global Reinsurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director and Executive Vice President & Secretary)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and President)	Managing Officer and CEO, Global Insurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

John McElroy (Director)	Executive Vice President Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Director)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

John Bender (Director and CEO, Global Reinsurance)	Managing Officer and CEO, Global Reinsurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Louis Iglesias (Director and CEO, Global Insurance)	Managing Officer and CEO, Global Insurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

John McElroy (Director and Executive Vice President, Global Insurance)	Executive Vice President Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

David Gelinne (SVP, Chief Actuary)	SVP, Chief Actuary Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF
AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Director)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

Wesley Dupont (Director)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director and CEO, Global Insurance)	Managing Officer and CEO, Global Insurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

John McElroy (Director and Executive Vice President, Global Insurance)	Executive Vice President Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

David Gelinne (SVP, Chief Actuary)	SVP, Chief Actuary Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF
ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Scott Carmilani (Director)	Chairman of the Board of Managing Officers and President & Chief Executive Officer Allied World Assurance Company Holdings, GmbH 800 Brickell Avenue, Suite 802 Miami, FL 33131	United States

Wesley Dupont (Director)	Managing Officer and CEO, Global Legal & Strategy Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director and CEO, Global Insurance)	Managing Officer and CEO, Global Insurance Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

John McElroy (Director and Executive Vice President, Global Insurance)	Executive Vice President Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert Bowden (Executive Vice President, Chief Marketing Officer)	Executive Vice President, Chief Marketing Officer Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

David Gelinne (SVP, Chief Actuary)	SVP, Chief Actuary Allied World Assurance Company Holdings, GmbH 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Secretary and Director)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Director, Crum & Forster Holdings Corp. and various other insurance subsidiaries 305 Madison Avenue Morristown, NJ 07962	United States

Anthony R. Slimowicz (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President, Chief Operating Officer and Director, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer, Treasurer and Director, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William J. Owen (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel, Secretary and Director)	Executive Vice President, General Counsel, Secretary and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Director)	Chairman and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (President, Chief Executive Officer and Director)	President, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

A. Mary Ames (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Craig C. Thomson (Executive Vice President)	Executive Vice President, Zenith Insurance Company 925 Highland Pointe Drive, Suite 250 Roseville, California 95678	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Davidson M. Pattiz (Executive Vice President and Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United Kingdom, United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jonathan W. Lindsay (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman of the Board and Chief Executive Officer)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Luke Tanzer (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia

Lorna Hemsley (Group Finance Director)	Group Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

RIVERSTONE INSURANCE (UK) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of RiverStone Insurance (UK) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Director)	President, Chief Executive Officer RiverStone Management Limited 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Luke Tanzer (Managing Director)	Managing Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia

Lorna Hemsley (Group Finance Director)	Group Finance Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Mark Bannister (Operations Director)	Operations Director, RiverStone Management Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Adrian Masterson (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	Ireland

Tom Riddell (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	Australia United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Kalpana Shah (Director)	Director, RiverStone Insurance (UK) Limited 161-163 Preston Road Brighton, BN1 6AU, England	United Kingdom

Fraser Henry (Company Secretary)	General Counsel and Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

Sarah Garrod (Company Secretary)	Company Secretary, RiverStone Management Limited 161-163 Preston Road, Brighton, BN1 6AU, England	United Kingdom

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Cloutier (Group Executive Chairman and Director)	Group Executive Chairman, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Chief Financial Officer and Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Andrew Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jeremy Ehrlich (Director)	Senior Legal Counsel, Investment Legal, OMERS Administration Corporation One University Avenue, Suite 400, Toronto, Ontario M5J 2P1	Canada

Gordon Campbell (Director)	Senior Independent Non-Executive Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Andrea Welsch (Director)	Independent Non-Executive Director The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Cloutier (Director)	Group Executive Chairman, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Antony Usher (Director)	Group Financial Controller, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Christopher Denton (Director)	Group Head of Financial Strategy, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Mark Cloutier (Director)	Group Executive Chairman, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Joe Bonanno (Director)	Underwriting Director Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United States

Karl Grieves (Director)	Finance Director Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

John Nichols (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United States

Graham Pewter (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	United Kingdom

Christopher Garrod (Director)	Independent Non-Executive Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, HM 08, Bermuda	Bermuda

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF
BRIT UW LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit UW Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Matthew Wilson (Group Chief Executive Officer and Director)	Group Chief Executive Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Antony Usher (Director)	Group Financial Controller, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Mark Allan (Director)	Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Christopher Denton (Director)	Group Head of Financial Strategy, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Chairman, Chief Executive Officer and President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom United States

Nina L. Caroselli (Executive Vice President and Director)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Richard J. Fabian (Executive Vice President, General Counsel and Director)	Executive Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

James K. Kelly (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Deborah A. Irving (Director, Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Robert Sampson (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Matthew W. Kunish (Executive Vice President and Chief Actuary)	Executive Vice President, Chief Actuary, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

Karen Malmquist (Executive Vice President	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Tyler Morse (Executive Vice President)	Executive Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Exhibit Index

Exhibit No.	Description

Ex. 1.1:	Members of filing group

Ex. 2.1:

Joint filing agreement dated as of December 21, 2018 among V. Prem Watsa, The One One Zero Nine Holdco Limited, The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., The Sixty Three Foundation, Hamblin Watsa Investment Counsel Ltd, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, 1102952 B.C. Unlimited Liability Company, Fairfax Financial Holdings (Switzerland) GmbH, Allied World Assurance Company Holdings, GmbH, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, RiverStone Holdings Limited, RiverStone Insurance (UK) Limited, Brit Limited, Brit Insurance Holdings Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited and TIG Insurance Company.

Ex. 3:	Power of attorney, dated February 9, 2017

Ex. 4:	Power of attorney, dated February 26, 2018

Ex. 5	Power of attorney, dated July 17, 2018